UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2005

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction of incorporation or organization)	(SEC File Number)	(IRS Employer Identification No.)

300 East Market Street
Aberdeen, Washington 98520-5244
(360)533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

        Pacific Financial Corporation (“Pacific”) is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2005. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

        Pacific’s net income for the nine months ended September 30, 2005, was $4,446,644, a 5% increase compared to $4,235,926 for the nine month period ended September 30, 2004. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates. Additionally, gain on sale of real estate loans was $1,321,980 for the nine months ended September 30, 2005 compared to $640,381 for the same period of the prior year.

        Net interest income for the nine months ended September 30, 2005, increased $2,302,784 to $16,510,627 compared to the same period of the prior year. The increase is attributable primarily to a $4,262,378 increase in interest income, while interest expense increased $1,959,595.

        Non-interest income increased $801,793 to $3,122,168 for the nine months ended September 30, 2005, compared to the same period of the prior year, while non-interest expense increased $2,491,858 to $12,339,150. The increases are primarily related to the acquisition of BNW Bancorp, Inc. effective February 27, 2004 and increased personnel, occupancy costs and director fees.

        The federal income tax provision for the nine months ended September 30, 2005, was $1,947,000, compared to $1,775,000 for the nine months ended September 30, 2004.

        Pacific’s unaudited consolidated balance sheets at September 30, 2005 and September 30, 2004, and unaudited consolidated statements of operations and selected performance ratios for the nine months ended September 30, 2005 and 2004, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet
(unaudited)

	9-30-05	9-30-04
Cash & due from banks	$17,769,512	$11,449,736
Taxable securities	23,104,175	30,485,490
Non-taxable securities	16,494,908	18,525,403
Fed funds sold	8,800,000	0
Loans held for sale	8,311,446	6,061,076
Real estate	255,959,254	222,897,899
Commercial	113,359,224	95,810,486
Installment	12,046,932	10,988,010
Overdrafts	361,530	259,341

Gross loans	390,038,386	336,016,812
Less: Loan loss reserve	5,141,887	4,059,760

Net loans	384,896,499	331,957,052
Premises and equipment – net	9,212,866	6,786,421
Goodwill & core deposit intangible	12,062,998	11,573,606
Other real estate owned	36,820	83,818
BOLI & cash surrender life ins	9,305,153	8,947,213
Other assets	3,892,261	3,835,356

TOTAL ASSETS	$485,575,192	$423,644,095

DEPOSITS:
Demand	$87,235,269	$70,636,859
NOW	60,753,028	49,519,959
Money market	84,336,299	56,306,605
Savings	60,160,281	56,595,892
Time	116,616,474	115,012,880

Total deposits	409,101,351	348,072,195
Fed. funds purchased	0	5,199,000
Other borrowings	24,500,000	19,500,000
Other liabilities	2,398,226	3,437,388

Total liabilities	435,999,577	376,208,583

Common stock	6,424,916	3,179,839
Additional paid-in capital	25,018,668	27,112,249
Undivided profits	13,770,710	12,663,693
Acc. other comprehensive income	(85,323)	243,805
Curr. Period profit/(loss)	4,446,644	4,235,926

Total equity	49,575,615	47,435,512

TOTAL LIABILITIES & EQUITY	$485,575,192	$423,644,095

PACIFIC FINANCIAL CORPORATION
Consolidated Statements of Operations
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Interest on loans	$17,925,191	$13,844,030
Fees/late charges on loans	2,104,274	1,703,085
Interest on investments	1,415,557	1,755,056
Interest on fed funds sold	131,317	11,790

Total interest income	21,576,339	17,313,961
Interest exp. on deposits	4,513,653	2,632,435
Other interest expense	552,060	473,683

Total interest expense	5,065,713	3,106,118

Net interest income	16,510,627	14,207,843
Less: Prov. for loan losses	900,000	670,000

Net int. income after prov	15,610,627	13,537,843
S/C on deposit accounts	253,762	216,016
Overdraft charges	818,532	734,970
Other charges & fees	288,687	289,181
Gain on sale	1,321,980	640,381
Other income	439,207	439,827

Total non interest income	3,122,168	2,320,375
Salaries and employee benefits	7,560,479	5,945,381
Occupancy and equipment	1,531,267	1,141,578
Other	3,247,404	2,760,333

Total operating expenses	12,339,150	9,847,292

Income before taxes	6,393,644	6,010,926
Income taxes	1,947,000	1,775,000

NET INCOME	$4,446,644	$4,235,926

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Nine Months Ended September 30,
	2005	2004
Net interest margin	5.39%	5.23%
Efficiency ratio	61.95%	58.44%
Return on average assets	1.31%	1.44%
Return on tangible equity	17.83%	17.70%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: October 11, 2005	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer